Exhibit 3.38

FILED — Oklahoma Secretary of State #3512186774 08/01/2008 14:29
ARTICLES OF ORGANIZATION
OF
TERRA INVESTMENT FUND LLC

TO THE SECRETARY OF STATE OF THE STATE OF OKLAHOMA:
     The undersigned, for the purpose of organizing a limited liability company pursuant to the requirements of the Oklahoma Limited Liability Company Act, as it may be amended from time to time, does hereby execute and file these Articles of Organization, as follows:
     FIRST: The name of the limited liability company being formed (the “Company”) is:
Terra Investment Fund LLC
     SECOND: The street address of the Company’s principal place of business is:
600 Fourth Street
Sioux City, Iowa 51101
     The name and address of the Company’s registered agent in the State of Oklahoma is:
J. Christian Guzzy
Hartzog Conger Cason & Neville
201 Robert S. Kerr Ave.
1600 Bank of Oklahoma Plaza
Oklahoma City, Oklahoma 73102
     THIRD: The duration of the Company shall be perpetual, unless its existence is sooner terminated pursuant to the Company’s Operating Agreement or as may be required by law.
     FOURTH: The rights and obligations of the members and any managers of the Company and the rules for governance of the Company shall be as set forth in the Operating Agreement of the Company, as the same may be amended from time to time.
     FIFTH: The authority of the members and managers of the Company are subject to certain restrictions contained in the Company’s Operating Agreement, and persons dealing with members or managers of the Company shall be deemed to have knowledge of all such restrictions.
     SIXTH: In addition to any other indemnification granted to managers of the Company contained in the Operating Agreement of the Company, or adopted by resolution of the members or managers of the Company, no manager of the Company shall be personally liable to the Company or its members for monetary damages for breach of any duty provided for in Section 2016 of the Act; provided, however, that this provision shall not eliminate or limit the liability of a manager for any breach of the manager’s duty of loyalty to the Company or its members, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or for any transaction from which the manager derived an improper personal benefit.
     IN WITNESS WHEREOF, the undersigned does certify, make, and acknowledge these Articles of Organization as of this 30th day of July, 2008.

/s/ J. Christian Guzzy
J. Christian Guzzy